Exhibit 14

GNB FINANCIAL SERVICES, INC.

BOARD OF DIRECTORS AND SENIOR MANAGEMENT

CODE OF ETHICS

The following Code of Ethics applies to directors, officers, and employees of GNB Financial Services, Inc. This Code delineates our company’s commitment to being ethical in all its business dealings. As with many Codes, some sections and topics may be more relevant to certain individuals than to others. However, because one person’s misconduct can damage the company’s hard-earned reputation and compromise the public’s trust, everyone should become familiar with the entire Code.

•                                          It is your responsibility to comply with all laws and applicable regulations and behave in an ethical manner. This responsibility cannot be delegated or assumed by the company;

•                                          This Code cannot anticipate every possible situation or cover every topic in detail.  From time to time, the company may establish compliance programs to address specific subjects. If you are unclear about a situation, please seek guidance before taking action;

•                                          The standards in this Code do not necessarily take into account all legal requirements. Where more restrictive local laws or requirements exist, those take precedence;

•                                          You must comply with all applicable governmental rules and regulations. Failure to obey laws and regulations violates this Code and may expose both you and the company to criminal or civil prosecution. The company reserves the right to take any and all disciplinary actions it deems appropriate in response to any violation of this code. Disciplinary action may include, without limitation, warning, suspension, or immediate termination of employment, as well as civil and/or criminal prosecution;

•                                          You are responsible for reporting suspected violations of this Code and failure to do so may result in disciplinary action including warning, suspension, or immediate termination of employment;

If you still have a concern regarding any unethical or illegal conduct, please contact Kelly Carter, our Corporate Compliance Officer.

Conflicts of Interest

A “conflict of interest” exists any time one faces a choice between what is in his/her personal interest (financial or otherwise) and the interest of GNB Financial Services, Inc. Such situations are not always easy to avoid. When a conflict of interest arises, it is important that directors, officers, and employees act with great care to avoid even the appearance that their actions were not in the best interest of GNB Financial Services, Inc. If you find yourself in a position where your objectivity may be questioned because of individual interest or family or personal relationships, notify Kelly Carter, our Corporate Compliance Officer, immediately.

Ownership Interests

Board of Directors’ approval is required for GNB Financial Services, Inc. to do business with a company in which a member of the Board of Directors, senior officer or family member of either owns, directly or indirectly, an interest. If you or a family member own or acquire an interest that is greater than five percent (5.0%) in any company, Board of Directors’ approval is needed:

•                                          If the company has more than $1,000 in deposits, loans or does more than $1,000 in annual sales of goods or services to GNB Financial Services, Inc. or its affiliates; or

•                                          If you help make GNB Financial Services, Inc. purchasing or lending decisions or have a part in payment for the goods and services.

If your ownership interest does not meet any of the above criteria, the Board of Directors’ approval is not needed, but you remain obligated to keep GNB Financial Services, Inc.’s interests first in mind.

Gifts, Meals, Services and Entertainment

One should not request or accept anything that might be used as a means to influence, or appear to influence, you against the company’s best interests. Personal gifts should not be accepted other than those considered common business courtesies and for which one would reasonably expect to give something similar in return in the normal course of business. One must not accept or give any gift in excess of $100 in value or without prior approval of our Corporate Compliance Officer.

Safeguarding Company Assets/Accuracy of Books and Records

GNB Financial Services, Inc. maintains internal controls to provide direction on protecting company assets and financial accountability. The controls are based upon the following principles.

Do not:

•                                          Make personal use of company assets that creates any additional costs for the company, interferes with work duties or violates any company policies;

•                                          Allow company property to be used to help carry out illegal acts;

•                                          Manipulate financial accounts, records or reports for personal gain;

•                                          Maintain off-the-book accounts to facilitate questionable or illegal payments; or

•                                          Violate any law or regulation.

Do:

•                                          Prepare project budget proposals with accurate information;

•                                          Maintain books, accounts and records according to generally accepted accounting principles, using enough detail to reflect accurately and fairly company transactions;

•                                          Record transactions in a timely manner, so that no misleading financial information is created. (These transactions include, but are not limited to, income, expense, indebtedness, obligation, reserves and acquisition or disposition of assets, etc.);

Insider Trading

Insider trading is a crime that can carry severe penalties. If you know material, confidential information about GNB Financial Services, Inc., or any company with whom GNB Financial Services, Inc. has a business relationship and you trade company securities, such as stocks or bonds, while in possession of that information or tell others about it before it is made public, you may have violated the insider trading laws.

Material information is the type of news that would affect a reasonable investor’s decision on whether or not to invest in the company’s stock. Examples include plans to issue securities, sharp changes in earnings patterns, changes in dividend rates, changes in key management personnel, mergers, acquisitions, and important regulatory actions affecting the company. This policy forbids you from trading not only in GNB Financial Services, Inc. stock, but also in those of its suppliers, customers or other companies with whom GNB Financial Services, Inc. has a business relationship while in possession of material inside information learned in the course of your employment at GNB Financial Services, Inc.

All directors, officers, and employees are encouraged to invest in GNB Financial Services, Inc. stock. However, if you have access to any information not readily available to the public, you must be very careful when trading stock to be sure you have not traded while in possession of material non-public information.

When you have such information:

•                                          Do not tell anyone not authorized to have the information. A casual remark to a friend may find its way to a broker and eventually to the entire financial community, thereby requiring the company to make a premature or unplanned public announcement.  This “tipping” may be illegal and damaging to the company;

•                                          Trading is prohibited in the company’s stock (or that of an applicable outside company) until the news has been made public for at least two full business days. Circumstances suggesting the possibility of insider trading may result in an investigation by governmental authorities of company and stockbroker records of stock trading transactions. This investigation could damage GNB Financial Services, Inc.’s reputation and result in liability or penalties, including criminal charges and fines against the individual;

•                                          This policy against insider trading also covers transfers into and out of company stock or savings plans and changes in patterns involving purchases of GNB Financial Services, Inc. stock within the plans.  However, generally, regular scheduled monthly purchases of GNB Financial Services, Inc. stock within plans are not prohibited;

If you are planning to effect a transaction in GNB Financial Services, Inc. securities, contact our Corporate Compliance Officer in advance.

Bribery, Kickbacks and Other Improper Payments

GNB Financial Services, Inc., its directors, officers, and employees must maintain high ethical and professional standards in all dealings.

•                                          Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including a government official, agent or employee of a government, political party, labor organization or business entity or a candidate of a political party, with the intent to induce favorable business treatment or to improperly affect business or governmental decisions;

•                                          Our Code does not take into account all local legal requirements. Where more restrictive local laws exist, those take precedence. In general, GNB Financial Services, Inc. does not consider ordinary and reasonable business entertainment or gifts of insubstantial value that are customary and legal in the local market to be improper;

•                                          Document any entertainment of and gifts to customers and potential customers;

•                                          Loans are not made by GNB Financial Services, Inc. to directors, officers, and employees. Loans are made by our banking subsidiaries and comply with all federal and state laws, statutes and regulations.

ACKNOWLEDGMENT

I, the undersigned, hereby acknowledge that I have received a copy of the Code of Ethics of GNB Financial Services, Inc. I further certify that I have reviewed the Code of Ethics, and that I understand its provisions and what they require of me as a director, officer, and/or employees of GNB Financial Services, Inc. I understand that a violation of this Code of Ethics may result in the termination of my employment and/or a request to resign from GNB Financial Services, Inc.

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